UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 4, 2010

Erie Indemnity Company
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	0-24000	25-0466020
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Erie Insurance Place, Erie, Pennsylvania		16530
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(814)870-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

(a) The registrant, Erie Indemnity Company ("Indemnity") has entered into the following material definitive agreements:

(1) On November 4, 2010, Indemnity entered into two separate definitive agreements, as described below, with Erie Insurance Exchange (the "Exchange"), a Pennsylvania domiciled reciprocal insurance exchange. Indemnity manages the operations of the Exchange as a result of Indemnity’s role as attorney-in-fact for the subscribers (policyholders) at the Exchange.

(2) One of the definitive agreements (the "Wholly Owned Subsidiaries Stock Purchase Agreement") with the Exchange is for the sale of Indemnity’s wholly owned property and casualty subsidiaries -- Erie Insurance Company, Erie Insurance Company of New York and Erie Insurance Property and Casualty Company (collectively, the "Wholly Owned Subsidiaries") -- to the Exchange for an aggregate purchase price equal to the GAAP book value as of December 31, 2010, of the Wholly Owned Subsidiaries.

The other definitive agreement (the "EFL Stock Purchase Agreement") with the Exchange is for the sale of Indemnity’s 21.6% ownership interest in Erie Family Life Insurance Company ("EFL") to the Exchange for a per share purchase price equal to 95% of GAAP book value per share as of March 31, 2011.

Under the new structure, all property and casualty and life insurance operations will be owned by the Exchange, and Indemnity will continue to function as the management company. There is no impact to the pooling agreement between the Exchange and the Wholly Owned Subsidiaries, and there is no impact to policyholders, agents, or employees as a result of these transactions.

The sale of the Wholly Owned Subsidiaries, pending regulatory approval, is scheduled to close by December 31, 2010. On the closing date, the Exchange will pay Indemnity $293 million in cash based on an estimated purchase price (the "Estimated Purchase Price of the Wholly Owned Subsidiaries"). Within ninety (90) days following the closing date, the financials of the Wholly Owned Subsidiaries for the year ending December 31, 2010, will be finalized. In the event that the final December 31, 2010, GAAP book value is higher than the Estimated Purchase Price of the Wholly Owned Subsidiaries, the Exchange will pay Indemnity the difference; if it is lower, Indemnity will pay the Exchange the difference.

Net after-tax cash proceeds to Indemnity from the sale of the Wholly Owned Subsidiaries to the Exchange are estimated to be $290 million to $300 million.

The sale of Indemnity’s 21.6% ownership interest in EFL, pending regulatory approval, is scheduled to be completed by March 31, 2011. On the closing date, the Exchange will pay Indemnity approximately $82 million in cash based on an estimated purchase price (the "Estimated Purchase Price of Indemnity’s ownership interest in EFL"). Within ninety (90) days following the closing date, the financials of EFL as of March 31, 2011, will be finalized. In the event that the final March 31, 2011, GAAP book value per share is higher than the Estimated Purchase Price of Indemnity’s ownership interest in EFL, the Exchange will pay Indemnity 95% of the difference; if it is lower, Indemnity will pay the Exchange 95% of the difference.

Net after-tax cash proceeds to Indemnity from the sale of Indemnity’s 21.6% ownership interest in EFL are estimated to be $55 million to $60 million.

Because Indemnity and the Exchange are under common control for financial reporting purposes, any gains or losses resulting from the sale of the Wholly Owned Subsidiaries and Indemnity’s equity interest in EFL will be recorded as an adjustment directly to the equity balance of Indemnity.

Indemnity will record a deferred tax liability of approximately $17 million in the fourth quarter of 2010 related to its equity interest in EFL. This deferred tax charge is required due to Indemnity’s decision to sell its 21.6% minority interest in EFL rather than receiving its share of EFL’s capital in the form of future dividends, which would have been eligible for an 80% dividend received deduction.

The agreements for each sale contain customary representations, warranties, agreements, indemnification rights and termination provisions. The completion of each transaction is subject to regulatory approvals and the satisfaction of other customary conditions, some of which are beyond our control, and no assurance can be given that such completion will occur.

The above descriptions of the Wholly Owned Subsidiaries Purchase Agreement and the EFL Stock Purchase Agreement are qualified in their entirety by reference to those Agreements, which are filed herewith as Exhibits 99.1 and 99.2, respectively, and which are incorporated herein in their entirety by this reference.

Item 9.01 Financial Statements and Exhibits.

99.1 Stock Purchase Agreement between Erie Indemnity Company and Erie Insurance Exchange Relating to the Capital Stock of Erie Insurance Company, Erie Insurance Company of New York and Erie Property and Casualty Company dated November 4, 2010

99.2 Stock Purchase Agreement between Erie Indemnity Company and Erie Insurance Exchange Relating to the Capital Stock of Erie Family Life Insurance Company dated November 4, 2010

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Erie Indemnity Company

November 4, 2010	By:	Marcia A. Dall

Name: Marcia A. Dall
Title: Executive Vice President & CFO

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Exhibit Index

Exhibit No.	Description

99.1	Stock Purchase Agreement between Erie Indemnity Company and Erie Insurance Exchange Relating to the Capital Stock of Erie Insurance Company, Erie Insurance Company of New York and Erie Property and Casualty Company dated November 4, 2010
99.2	Stock Purchase Agreement between Erie Indemnity Company and Erie Insurance Exchange Relating to the Capital Stock of Erie Family Life Insurance Company dated November 4, 2010